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THIS EXHIBIT 12 OF THE 10-Q IS BEING SUBMITTED DUE TO A TYPOGRAPHICAL ERROR THAT OCCURRED IN THE ORIGINAL 10-Q
ELECTRONIC FILING OF 11/9/98
                                                                                               EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS
                                                  1998                         Year Ended December 31,
                                      3 Months   9 Months 12 Months   1997(1)      1996(1)        1995      1994
                                        Ended     Ended     Ended
                                       Sept. 30  Sept. 30  Sept. 30
   Earnings:
A.  Net Income                        $13,810    $43,018  $ 52,789 $   55,086    $ 56,082      $ 52,722   $ 50,929
B.  Federal Income Tax                  7,789     23,561    24,893     26,237      31,068        28,687     26,806
C.  Earnings before Income Taxes       21,599     66,579    77,682     81,323      87,150        81,409     77,735
D.  Total Fixed Charges
     Interest on Mortgage Bonds          3,559     10,678    14,237      14,237       15,112      16,862          19,624
     Interest on Other Long-Term Debt    2,174      6,524     8,799       8,860        8,505       9,063           7,917
     Other Interest                        896      2,667     3,390       2,647        2,626       1,917           1,784
     Interest Portion of Rents             243        748     1,016       1,020        1,094       1,522           1,561
     Amortization of Premium & Expense
      on Debt                              227        679       906         906          940       1,069           1,793
                                         7,099     21,296    28,348      27,670       28,277      30,433          32,679

E.  Total Earnings                    $28,698    $87,875  $106,030   $108,993    $115,427      $111,842   $110,414
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247      $   807    $ 2,422  $  3,230   $  3,230    $  3,230      $  4,903   $  5,127
G.  Less Allowable Dividend Deduction      32         96       127        127         127           528        528
H.  Net Subject to Gross-up               775      2,326     3,103      3,103       3,103         4,375      4,599
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)          1.564      1.548     1.472      1.476       1.554         1.544      1.526
J.  Pref. Dividend (Pre-tax) (HxI)      1,212      3,601     4,568      4,580       4,822         6,755      7,018
K.  Plus Allowable Dividend Deduction      32         96       127        127         127           528        528
L. Preferred Dividend Factor            1,244      3,697     4,695      4,707       4,949         7,283      7,546
M. Fixed Charges (D)                    7,099     21,296    28,348     27,670      28,277        30,433     32,679

N.  Total Fixed Charges
     and Preferred Dividends          $ 8,343    $24,993  $ 33,043   $ 32,377    $ 33,226      $ 37,716   $ 40,225

O. Ratio of Earnings to Fixed
    Charges (E/D)                        4.04       4.13      3.74       3.94        4.08          3.68       3.38
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)        3.44       3.52      3.21       3.37        3.47          2.97       2.74

     (1) Restated to properly reflect the exclusion of AFUDC from fixed charges.

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